UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
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QUALSTAR CORPORATION
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PROTECT YOUR INVESTMENT IN QUALSTAR
VOTE THE ENCLOSED WHITE PROXY CARD TODAY

Dear Fellow Qualstar Shareholder:	June 7, 2012

At the June 20, 2012 special meeting of shareholders, you will make an important decision regarding the future of your investment in Qualstar.  Qualstar’s recently appointed CEO, Lawrence D. Firestone, and its management team have begun implementing new initiatives to drive growth and return Qualstar to sustainable profitability and, thereby, enhance shareholder value.

However, BKF Capital Group, Inc. and its controlling shareholder, Steven N. Bronson, are attempting to take over Qualstar by seeking your vote at the special meeting to support their proposals to remove all of the current members of Qualstar’s Board, including Mr. Firestone, and replace them with Bronson, himself, and his four hand-picked nominees.

We believe that Bronson’s motives in seeking to take over Qualstar are to further his short-term financial interests over the interests of all of Qualstar’s other shareholders and that Bronson is prepared to implement his proposals even if doing so will lead to a reduction in the value of YOUR Qualstar shares.

Therefore, the members of your board of directors and management, who own 29% of Qualstar’s shares, are asking for your support and for your vote AGAINST Bronson’s proposal to remove all of the members of Qualstar’s Board, including Larry Firestone, and replacing them with himself and his nominees.

You have both the opportunity and the power to stop Bronson’s take-over of your Company and, in that way, protect your investment in Qualstar.  All you need to do is:

·
Vote the enclosed WHITE proxy card AGAINST Bronson’s proposal to remove the current Board members and discard any Gold proxy card you may have received or may receive in the future from BKF or Bronson.

·
Even if you have already returned or voted a Gold proxy card, it is simple to change your vote.  All you need to do is vote the WHITE proxy card, by telephone, over the internet or by mail, by following the instructions you will find on the WHITE proxy card, AGAINST Bronson’s proposal.  Only your last vote will count.

WHY YOU SHOULD BE CONCERNED ABOUT BRONSON’S PLANS FOR YOUR COMPANY
AND VOTE AGAINST BRONSON AT THE SPECIAL MEETING

We believe that supporting Bronson in his effort to take over Qualstar is ill-advised and, in the end, will reduce the value of YOUR shares.

In his June 5, 2012 letter to you, Bronson makes a number of claims which, on careful scrutiny, should lead you to conclude that, contrary to his statements, Bronson’s interests are not aligned with the interests of Qualstar’s other shareholders.

Additionally, BKF has not been and by its own admission is not likely to be a long term Qualstar shareholder.

·
BKF’s proxy statement dated June 5, 2012, discloses that BKF is an “investment company” under the Investment Company Act of 1940 (“1940 Act”) THAT HAS FAILED TO REGISTER WITH THE SEC AS IT IS REQUIRED TO DO, and further discloses that:

➢	BKF plans to change its operations to avoid being subject to the 1940 Act. However, to do so, BKF may have to divest certain of its investments, including its investment in Qualstar.

➢
BKF admits that, if it should obtain control of Qualstar’s Board and then be required to divest its shares of Qualstar, there will be no directors on Qualstar’s Board whose interests will be aligned with the interests of Qualstar’s shareholders.

➢
Although BKF states that it would attempt to effect a divestiture of its Qualstar shares in a manner that would not be disruptive to the trading of Qualstar’s NASDAQ-traded stock, it fails to explain how it could sell off nearly 18% of Qualstar’s shares without disrupting trading and driving down the price of Qualstar’s shares significantly, which could result in a delisting of Qualstar’s shares from NASDAQ.

Since Bronson knows that there is substantial likelihood that BKF will have to sell off its shares of Qualstar in the near term, it may well be that Bronson’s reason for his attempt to take control of Qualstar’s Board is to be able to dividend out a substantial amount of Qualstar’s cash, 18% of which will go to BKF, before BKF is required to sell off its Qualstar shares in order to comply with the 1940 Act.

WHAT YOU SHOULD KNOW ABOUT BRONSON’S TRACK RECORD AT OTHER COMPANIES

BKF’s proxy materials state that Bronson successfully restructured Mikron Infrared Instruments, Inc., that he is employing the same strategy at Interlink Electronics and that, since 1996, he has been Chairman and CEO of Catalyst Financial, an investment banking firm focused on private and public, emerging growth and middle market companies.  However, BKF and Bronson failed to provide you with information that SHOWS HIS TRACK RECORD IN MANAGING PUBLIC COMPANIES IS ONE OF CONSISTENT FAILURE and, in certain instances, self-dealing:

·
Bronson was Mikron’s CEO for only 9 months, from August 1998 to May 1999, more than 12 years ago, and the turnaround occurred long after he left Mikron and the ultimate sale of Mikron, which he takes credit for, occurred in 2007, 8 years after his departure.

·	Moreover, while Bronson makes much of his tenure at Mikron, to our knowledge, he has never publicly disclosed why he left Mikron after only 9 months.

·	Bronson has been CEO of Interlink Electronics, Inc. since July 2010. During his two-year tenure:

➢	Interlink has incurred losses in 7 of 8 quarters.

➢	Interlink’s net worth has declined by nearly $1.1 million, or 25%.

➢	In the quarter ended March 31, 2012, Interlink’s profits (from continuing operations) totaled only $186,000.

Bronson also is and for many years has been the controlling shareholder and CEO of two other publicly traded companies, 4NET Software, Inc. and Ridgefield Acquisition Corp.  Reports filed by those companies with the SEC disclose:

·	Abysmal Operating Performance

➢	4NET Software, Inc. Under Bronson’s management, 4Net has a record of 16 consecutive years of losses and is now just a shell corporation with virtually no assets.

➢
Ridgefield Acquisition Corp.  Bronson acquired control and became the President of Ridgefield in 2000.  During the succeeding 10 years Bronson acquired more Ridgefield shares, including by means of the related party transactions described below.  Once, and only after Bronson had increased his ownership to 82% in 2011, he distributed most of Ridgefield’s remaining cash.  At March 31, 2012, Ridgefield’s assets and tangible book value had declined to $31,000 and $34,000, respectively and, like 4Net, Ridgefield is now just a shell company.

·	Related Party Transactions.

➢
4NET Software and Ridgefield.  During Bronson’s tenure as controlling shareholder, Chairman and CEO of 4Net Software and Ridgefield, 4Net and Ridgefield each entered into several agreements to obtain merger and acquisition advisory services and other consulting services from Catalyst Financial, which Bronson controls and of which he is the CEO.

▪	Catalyst Financial received fees and equity compensation for its advisory and consulting services, in the form of outright issuances of shares from Ridgefield.

▪
Even though Ridgefield never completed a single merger or acquisition transaction, the fees it paid to Catalyst during a three year period from 2005 to 2008 for its merger and acquisition advisory services represented a significant portion of Ridgefield’s cash at that time.

▪
Catalyst Financial received fees and stock purchase warrants for the management consulting and advisory services provided to 4Net, even though 4Net was incurring losses throughout the period Catalyst was providing those services.

➢
Personal Loan to Bronson and Other Related Party Transactions between Bronson and Ridgefield.  In addition, Ridgefield made an unsecured personal loan to Bronson to enable him to exercise a warrant to purchase Ridgefield’s shares and extended the term of a stock option which would otherwise have expired, enabling Bronson to increase his share ownership in Ridgefield.  Shortly after he succeeded in increasing his share ownership to 82%, Ridgefield’s Board approved and Ridgefield distributed 86% of Ridgefield’s cash.

The question is whether, despite this track record, you are prepared to give Bronson control of Qualstar and entrust its cash, assets and business to Bronson.  We believe that doing so is not in your best interests and will put at high risk the value of your Qualstar shares.

DOES BRONSON REALLY HAVE A PLAN FOR QUALSTAR?

·
Focused only on the Short Term.  Despite their assertions to the contrary, BKF and Bronson have failed to articulate any plan for Qualstar other than distributing most of its cash and selling its tape library business, which suggests to us that Bronson, in fact, has no real plan and, therefore, would be putting at jeopardy the future of Qualstar’s successful and growing power supply business.

·
No CEO.  Bronson and BKF have failed to identify who they would appoint as Qualstar’s CEO if they should obtain control of Qualstar’s Board.  Since they apparently have no candidates for that position, they very well could decide to install Bronson as Qualstar’s CEO.  As a result, shareholders who vote to support Bronson are taking a big risk by entrusting Qualstar’s future and the value of their shares to someone who may lack the experience and skill set needed to successfully manage and grow Qualstar’s business.

·	Trust Me. Bronson is essentially asking you to trust him even though his track record in managing and growing companies is abysmal.

Bill Gervais, who owns 27% of Qualstar’s shares and is its largest shareholder, is not willing to trust Bronson with the future of Qualstar or entrust the value of his shares with Bronson and believes YOU would be putting your investment in Qualstar in serious jeopardy if you vote to remove the Board and replace them with Bronson and his hand-picked nominees.

Please realize that each of you has the power to stop Bronson from doing this to Qualstar.  All you need to do is vote the enclosed WHITE proxy card AGAINST Bronson’s proposal to remove Qualstar’s current directors and discard any Gold BKF proxy card you may have received or may receive in the future.

YOUR BOARD IS TAKING THE RIGHT STEPS TO BENEFIT ALL SHAREHOLDERS

After William Gervais advised the Board in March 2012 that he would retire after 28 years as CEO, the Board began a search for a new chief executive to lead Qualstar into its next growth phase.  Recently, we announced that, as a result of that search, we were able to hire a new CEO, Lawrence Firestone, who has 30 years of executive management experience, a proven track record of achieving growth and increasing profitability at companies at critical stages in their history and experience managing data storage and power supply businesses. The contrast between Lawrence Firestone’s track record of achievement and success and Bronson’s track record of numerous failures is striking.

The goals of your Board of Directors and management team, who own in the aggregate approximately 29% of Qualstar’s shares have always been and will continue to be to maximize the value of our shareholders’ investments in Qualstar.  We believe the steps we are committed to taking will protect and enhance shareholder value both now and in the future.  At the same time, we are receptive to new ideas and are willing to pursue new initiatives.  We believe, however, that abrupt changes in Qualstar’s Board or its strategic direction would only jeopardize business and growth opportunities and would harm, rather than enhance, shareholder value.

We also believe that Qualstar has the right Board in place to leverage our data storage and power supply expertise in order to expand our product lines, attract new customers and take advantage of growth opportunities.  By contrast, Bronson and his team of nominees lack any data storage or power supply industry expertise and, it appears, do not have a strategic plan or the skill sets to advance Qualstar to the next level.

You have both the opportunity and the power to stop Bronson’s take-over of your Company and, in that way, protect your investment in Qualstar.

The members of your Board of Directors and management, who own 29% of Qualstar’s shares, are asking for your support and for your vote AGAINST Bronson’s proposal to remove all of the members of Qualstar’s board, including Larry Firestone, and replacing them with himself and his nominees.

Vote the enclosed white proxy card AGAINST Bronson’s proposal to remove Larry Firestone and Qualstar’s other board members; and discard any Gold Proxy card you receive from Bronson or BKF.

Even if you have already returned or voted a Gold proxy card, it is simple to change your vote.  All you need to do is vote the WHITE proxy card AGAINST Bronson’s proposal, which you can do by telephone, over the internet or by mail, by following the instructions on the WHITE proxy card.  Only your last vote will count.

If you have any questions or need assistance voting your shares, please contact Mackenzie Partners, Inc., our proxy solicitor, toll free at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

Thank you for your support of Qualstar and our efforts to enhance shareholder value for all of our shareholders.

Sincerely,

/s/ William J. Gervais	/s/ Lawrence D. Firestone
William J. Gervais	Lawrence D. Firestone
Founder, former President and CEO	President and CEO, Director